Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

FIRST AMERICAN FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (3)

Equity	Common stock, par value $0.00001 per share	Rule 457(a)	500,000	$66.42	$1,540,146.94	$92.70 per $1,000,000	$142.77

Total Offering Amounts					$1,540,146.94		$142.77

Total Fee Offsets							—

Net Fee Due							$142.77

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall include any additional shares of common stock that may become issuable as a result of any stock split, stock dividend, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of First American Financial Corporation’s outstanding shares of common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, and based on the average of the high and low sale prices of shares of our common stock, as quoted on the New York Stock Exchange on February 28, 2022.

(3)

Pursuant to Rule 415(a)(6) under the Securities Act, the prospectus included herein relates to 476,812 shares of our common stock previously registered under Registration Statement No. 333-230010, filed by us on March 1, 2019, which were not sold thereunder. This registration statement re-registers the 476,812 shares of our common stock that remain unsold as of the date hereof. Pursuant to Rule 415(a)(6) under the Securities Act, the registration fee previously paid in connection with such unsold securities shall continue to apply to the unsold securities. The filing fee of $142.77 being paid herewith relates to the 23,188 newly registered securities.